Exhibit (j)(2)

Execution Copy

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

FUND OF HEDGE FUNDS CUSTODIAL AGREEMENT

THIS CUSTODIAL AGREEMENT (the “Agreement”) is made as of July 30, 2009, by and between JPMORGAN CHASE BANK, NATIONAL ASSOCIATION (the “Custodian”), THE ENDOWMENT MASTER FUND, L.P. (the “Customer”), a Delaware limited partnership.

BACKGROUND

A. The Customer is registered under the Investment Company Act of 1940, as amended (“1940 Act”) as a closed end investment company. The Customer is a fund of hedge funds which invests principally in shares, units and other interests (“Interests”) of underlying investment funds (the “Underlying Funds”).

B. The Customer will or may from time-to-time own cash, other investment securities (including, but not limited to investment companies such as exchange-traded funds) and short-term cash management investments, securities and other financial instruments received from or with respect to an investment in an Underlying Fund, and swap, forward, futures, repurchase or other privately negotiated or publicly traded traded agreements relating to financial instruments.

C. Endowment Advisers, L.P. (the “Manager”) is Customer’s investment adviser and is registered under the Investment Advisers Act of 1940, as amended. Manager manages the Customer’s assets and is authorized to make investment decisions on behalf of the Customer.

D. Customer’s general partner has delegated all necessary authority to Customer’s board of directors (the “Board”). Customer is overseen by the Board pursuant to the 1940 Act and rules promulgated thereunder. The Board has authorized Customer to enter into this Agreement through action of the Customer’s general partner.

E. The Customer wishes to retain the Custodian to provide custody services for the Customer’s assets, and the Custodian wishes to furnish such custody services, as more fully described herein.

F. The Customer and the Custodian desire to evidence their intent to properly bring about the custody of assets of the Customer as described in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I: DEFINITIONS

1. DEFINITIONS.

(a) “Administrator” means Citi Fund Services, Ohio, Inc., or any other entity or entities designated as such in Written Instructions.

(b) “Agreement” means this Custodial Agreement, as it may be amended from time to time, and includes all schedules and exhibits to this Custodial Agreement, as they may be amended from time to time.

(c) “Authorized Person” means any person authorized by the Customer, including but not limited to employees of the Manager or Administrator, to give Written Instructions to the Custodian on behalf of the Customer, and listed on Schedule B. An Authorized Person’s scope of authority may be limited by setting forth such limitation in Schedule B. Schedule B may be amended only upon Written Instructions.

(d) “Book-Entry System” means the Federal Reserve Treasury book-entry system for United States and federal agency securities, its successor or successors, and its nominee or nominees, and any book-entry system maintained by an exchange registered with the SEC under the Securities Exchange Act of 1934, as amended.

(e) “Confidential Information” has the meaning specified in Section 9 of this Agreement.

(f) “Indemnitees” has the meaning provided in Section 14 of this Agreement.

(g) “Interests” means the shares, units and other interests of the Underlying Funds in which the Customer invests or proposes to invest.

(h) “Property” means:

(i) any and all cash, securities and other investment items and financial instruments owned by the Customer, which the Customer may from time to time deposit, or cause to be deposited, with the Custodian or which the Custodian may from time to time hold for the Customer;

(ii) all income and distributions, whether in cash or in kind, in respect of any Property identified in clause (i);

(iii) all proceeds, whether in cash or in kind, from the sale or other disposition of any Property identified in clause (i);

(iv) all proceeds, whether in cash or in kind, from the sale of securities issued by the Customer, which are received by the Custodian from or on behalf of the Customer;

(v) all proceeds from the Customer’s loans, borrowings or other financings pursuant to which cash, securities or other investment items are received by the Custodian for or on behalf of the Customer; and

(vi) any other assets or other property of the Company that the Custodian agrees to hold for the Customer.

(i) “SEC” means the United States Securities and Exchange Commission.

(j) “Underlying Fund” means underlying funds and/or portfolios, including without limitation managed accounts in which the Customer has invested or will or may invest.

(k) “Written Instructions” means written instructions (1) on the form attached hereto as Exhibit 2 (or a different form the use of which must be approved by the Custodian in its sole and absolute discretion) delivered by facsimile sending device to the facsimile number indicated on Exhibit 2, and signed by two Authorized Persons, and receipt of which has been acknowledged by the Custodian, (2) instructions transmitted via JPMAccess as set forth on Schedule C.

ARTICLE II: APPOINTMENT, RIGHTS AND RESPONSIBILITIES OF THE CUSTODIAN

2. APPOINTMENT.

(a) The Customer hereby appoints the Custodian to provide the custody services provided for in this Agreement to the Customer, and the Custodian accepts such appointment and agrees to furnish such services, as set forth in this Agreement.

(b) The Custodian shall perform the custody services set forth in Schedule A hereto. The Custodian may sub-contract with affiliates and/or third parties to perform any or all of the services to be performed by the Custodian hereunder; provided that the Custodian shall remain primarily liable for the proper performance of custody services under this Agreement in accordance with applicable law.

(c) In performing its duties hereunder, the Custodian shall have the authority to do all acts the Custodian reasonably determines are necessary, proper or convenient for it to perform its obligations under this Agreement.

(d) The Custodian undertakes to perform only such duties as are expressly set forth herein and no duties or obligations shall be implied. In performing these duties, the Custodian shall have no liability under, and no duty to inquire as to the provisions of, any agreement or document other than this Agreement. The Custodian shall have no duty to solicit any payments which may be due it or the Customer.

3. INSTRUCTIONS.

(a) Written Instructions will be required for any action requested of the Custodian, including without limitation those transactions described in Section 4 of Schedule A hereto, and except for those transactions described in Section 6 of Schedule A hereto.

(b) Written Instructions shall not be deemed received by the Custodian until the Customer has received via facsimile or email a signed (or in the case of email, unsigned) acknowledgement of receipt from the Custodian.

(c) The Custodian shall be entitled to rely upon any Written Instructions it receives from an Authorized Person (or from a person reasonably believed by the Custodian to be an Authorized Person) pursuant to this Agreement.

(d) The Custodian may assume that any Written Instructions received hereunder are not in any way inconsistent with the provisions of organizational documents of the Customer or of any vote, resolution, or proceeding of the Board and that the Customer is authorized to take the actions specified in the Written Instructions, unless and until the Custodian receives Written Instructions to the contrary.

(e) The Custodian shall have no duty to inquire into or investigate the validity, accuracy or content of any Written Instructions.

(f) The Customer acknowledges that the Custodian will verify all cash movement instructions via telephone with an Authorized Person other than the Authorized Signer transmitting the instructions, for all cash movement instructions not received via the electronic transaction reporting system set forth on Schedule C, which requires the use of a password or other authorized identifier in order to gain access.

(g) Unless otherwise agreed to in writing by the Custodian and the Customer, Written Instructions must be received by the Custodian at least three (3) business days prior to the business day on which the Customer wishes the Custodian to perform pursuant to the Written Instructions. Written Instructions received after such date shall be executed on a reasonable efforts basis by the Custodian, however, the Custodian shall have no liability whatsoever for failure to perform pursuant to such Written Instructions except in the case of Custodian’s gross negligence, recklessness, willful misfeasance or bad faith.

(h) The Customer acknowledges that where Written Instructions require the Custodian to prepare and submit forms, letters or other writings to third parties on behalf of the Customer, including but not limited to subscription agreements, redemption requests, stock transfers and exchanges of cash for Interests or Interests in one Underlying Fund for Interests in another Underlying Fund, (“Writings”) the Custodian will prepare but will not submit such Writings unless and until the Writings have been approved by an Authorized Person whose name is set forth in Part II of Schedule B, which approval may take the form of a signed writing or e-mail from an Authorized Person. The Customer agrees to make available Authorized Persons during normal business hours to review and approve such Writings for the Custodian. The Customer acknowledges that the Custodian shall not be liable for failure to perform its obligations with respect to Writings if such failure results from any delay, error, unavailability or non-approval by the Customer or Authorized Person of the Customer. The Custodian shall exercise its reasonable efforts to provide Writings to the Customer for approval as soon as reasonably practicable following the Custodian’s receipt of Written Instructions.

4. RIGHT TO RECEIVE ADVICE.

(a) ADVICE OF CUSTOMER. If the Custodian is in doubt as to any action it should or should not take, the Custodian may request and be entitled to rely upon directions or advice from the Customer or its designated agents, including but not limited to Written Instructions.

(b) ADVICE OF COUNSEL. If the Custodian is in doubt as to any action it should or should not take, the Custodian may request and, upon notice to the Customer that the Custodian has engaged counsel in connection with the action at issue, be entitled to reasonably rely upon advice from counsel of its own choosing (who may be counsel for the Customer, or the Custodian, at the option of the Custodian), and such cost shall be borne by the Customer provided that such cost is reasonable.

(c) CONFLICTING ADVICE. In the event of a conflict between directions or advice or Written Instructions the Custodian receives from the Customer and the advice it receives from counsel, the Custodian will inform the Customer and the Manager of the conflict and make reasonable commercial efforts to resolve the conflict; provided that, the Custodian, if unable to resolve the conflict within a reasonable period of time, shall be entitled to rely upon and follow the advice of counsel.

(d) PROTECTION OF THE CUSTODIAN. Notwithstanding any other provision in this Agreement to the contrary, the Custodian shall be indemnified by the Customer and held without liability for any action that the Custodian takes or does not take in reliance upon directions or advice or Written Instructions the Custodian receives from or on behalf of the Customer and which the Custodian believes, in good faith, to be consistent with those directions or advice or Written Instructions, except in the case of Custodian’s gross negligence, recklessness, or willful misfeasance in the processing of that instruction. Nothing in this Agreement shall be construed so as to impose an obligation upon the Custodian (i) to seek such directions or advice or Written Instructions, or (ii) to act in accordance with such directions or advice or Written Instructions.

ARTICLE III: RIGHTS AND RESPONSIBILITIES OF THE CUSTOMER

5. DELIVERY OF THE PROPERTY.

(a) During the period during which this Agreement is effective the Customer will:

(i) deliver or provide for the delivery to the Custodian of all of the Customer’s tangible Property that is subject to this Agreement, including without limitation cash, certificated securities, and other certificated financial instruments;

(ii) deliver or provide for the delivery to the Custodian evidence satisfactory to the Custodian of the Customer’s ownership of all uncertificated securities that are the subject of this Agreement, including without limitation: (A) executed subscription agreements or similar documents evidencing the Customer’s ownership of Interests, as well as any subsequent subscription or similar agreements to purchase additional Interests in an Underlying Fund in which the Customer previously had invested, and any redemption or similar agreements or notices to redeem or otherwise dispose of Interests previously owned by the Customer; and (B) evidence of the Customer’s ownership of securities held through a Book-Entry System;

(iii) deliver or provide for the delivery to the Custodian evidence satisfactory to the Custodian of the Customer’s ownership of all other uncertificated financial instruments that are subject to this Agreement; and

(iv) deliver or provide for the delivery to the Custodian any other Property owned by the Customer that is subject to this Agreement, and any other evidence of ownership of Property by the Customer that is subject to this Agreement, in either case in a form and manner satisfactory to the Custodian.

Custodian acknowledges that as of the date hereof, Customer has delivered to Custodian certain documentation and evidence required to be delivered pursuant to this Section 4(a) with respect to the assets to be custodied by the Custodian on the date hereof. Custodian agrees that it shall not require Customer to deliver any document or evidence previously delivered by Customer to the Custodian.

(b) The Custodian is not responsible for any Property or any other items referred to in Section 5(a) until actual receipt by the Custodian.

(c) The Customer hereby authorizes the Custodian to hold any and all such Property and other items in the name of the Custodian for the benefit of the Customer.

6. DELIVERY OF DOCUMENTS.

(a) At the request of the Custodian, the Customer will provide the Custodian with the following (and on an ongoing basis, with any updates, revisions, amendments, restatements or replacements to the following):

(i) documents regarding the formation and continued good-standing of the Customer under the laws of its jurisdiction of formation, as well as any documents authorizing the transactions contemplated herein;

(ii) a copy of the Customer’s most recent offering memorandum;

(iii) a copy of any other significant agreements entered into by the Customer, or other documents that have a material impact, or impose limitations, on the Customer’s ability to perform its obligations under this Agreement or the provision of services by the Custodian; and

(iv) any opinions from a lawyer or accountant that relate to the Services described in this Agreement; and

(v) a certification in the form of the letter attached at Exhibit 3 duly executed by the Manager. This certification shall be provided no less frequently than annually.

(vi) any other documents concerning the Customer that the Bank may reasonably request.

(b) The Customer hereby agrees and acknowledges that: (i) any such documents and other information provided to the Custodian will be for the Custodian’s informational purposes only; (ii) the Custodian has no obligation to review any of these documents and any other information, in whole or in part; and (iii) if the Custodian does review any of these documents or any other information, in whole or in part, the Custodian has no obligation to take any action as a result of that review, including without limitation, advising the Customer of any actions that either or both of them should take or should refrain from taking.

7. REPRESENTATIONS, WARRANTIES AND COVENANTS.

The Customer represents, warrants, and covenants to the Custodian as follows:

(a) The Customer shall, and shall cause the Manager to, at all times and at its own cost and expense, comply with all applicable laws, rules, and regulations, including without limitation all laws, rules and regulations applicable to its exercise of any of its rights and obligations hereunder.

(b) Without limiting the generality of Section 7(a), the Customer shall, directly or through agents other than the Custodian: (i) comply with all applicable provisions of the USA Patriot Act and United States Bank Secrecy Act, and any applicable rules and regulations thereunder, as well as any other United States, State, or other applicable anti-money laundering, know-your-customer, customer identification and similar laws, rules and regulations; and (ii) in any event, take all required steps to establish the identity, address, and source of funds of each investor of the Customer and conduct due diligence with regard to all prospective investors of the Customer and, where applicable, the beneficial owners on whose behalf an investor of the Customer is seeking to make an investment. The Customer agrees to immediately notify the Custodian if it becomes aware of any suspicious activity or pattern of activity or activity that may require further review (beyond Customer’s established review procedures) to determine whether the activity or pattern of activity is suspicious.

(c) The Customer expressly agrees and acknowledges that: (i) the Custodian is not responsible for, and will not conduct, any of the activities described in Section 7(b) on behalf of the Manager or the Customer; and (ii) the Custodian has no responsibility to take any action on behalf of the Customer if the Customer notifies the Custodian of any suspicious activity, pattern of activity or other activity required to be reported to the Custodian pursuant to Section 7(b).

(d) The Customer represent and warrant that: (i) the Customer owns, and will at all times own, all Property provided to the Custodian for custody services under this Agreement, subject only to liens and encumbrances created as part of the Customer’s business; and (ii) the Customer has all powers, and have taken all actions necessary, to enter into and perform this Agreement pursuant to its terms.

(e) The Customer expressly agrees and acknowledges that it will be responsible for the reconciliation of any bank accounts established by the Custodian to deliver services required by this Agreement. The Custodian shall not be responsible for such reconciliation.

(f) With respect to the Customer’s investments, the Customer represents and warrants that (i) All investments made by the Customer into Underlying Funds for the duration of this Agreement will be instructed and duly authorized by the Customer, acting in a manner which is consistent with the Prospectus, constitutional documents, policies and procedures in accordance with the terms of the investment management agreement between the Manager and the Customer, dated March 9, 2004, (ii) the Customer will invest only in Underlying Funds which are administered and custodied/brokered independently of the Manager, its affiliates, subsidiaries and any party in common control with the Manager, (iii) the investments in Underlying Funds shall not result in a breach of any duty owed to any owners of an equity or other interest in the Customer or any other person, whether imposed by law, contract or otherwise, and (iv) the Customer is not relying on any advice or representation from the Bank or its affiliates in connection with the decision to make any investment in an Underlying Fund.

ARTICLE IV: TREATMENT OF BOOKS, RECORDS AND CONFIDENTIAL INFORMATION

8. RECORDS; VISITS.

(a) Subject to Section 9, the Customer is entitled to receive, at its own cost and expense and upon reasonable notice to the Custodian, copies of any or all books and records pertaining to the Customer that:

(i) are in the possession or under the control of the Custodian; and

(ii) have been prepared by the Customer or third parties and provided to the Custodian by or on behalf of the Customer, or have been distributed to the Customer or third parties by the Custodian.

(b) The books and records described in Section 8(a) and (b) shall be prepared and maintained as required by the 1940 Act as applicable to the Custodian and other applicable securities laws, rules and regulations.

(c) The Custodian reserves the right to maintain originals or copies of all books and records relating to the Customer for the Custodian’s own use.

(d) The Customer and Authorized Persons shall have access to the Customer’s books and records described in Section 8(a), upon reasonable prior written notice, during the Custodian’s normal business hours. Further, the staff of the SEC (or other regulators) shall have access to such books and records at all times during Custodian’s normal business hours.

9. CONFIDENTIALITY.

(a) Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”). Confidential Information shall include: (i) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present, or future business activities of the Customer or the Custodian, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (ii) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Customer or the Custodian a competitive advantage over its competitors; (iii) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (iv) anything reasonably designated in writing as confidential, or communicated as such.

(b) Notwithstanding Section 9(a), information shall not be subject to such confidentiality obligations if it: (i) is already known to the receiving party at the first time it is obtained; (ii) is or becomes publicly known or available through no wrongful act of the receiving party; (iii) is rightfully received from a third party who, to the receiving party’s knowledge, is not under a duty of confidentiality; (iv) is released by the protected party to a third party without restriction; (v) is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental, or regulatory agency or law (provided the receiving party will provide the other party written notice, as soon as reasonably practicable, of such requirement, to the extent such notice is permitted); (vi) is relevant to the defense of any claim or cause of action asserted against the receiving party; or (vii) has been or is independently developed or obtained by the receiving party.

(c) The Customer hereby acknowledges and agrees that:

(i) the confidentiality restrictions provided for in Sections 9(a) and 9(b), as they relate to the Custodian’s obligation to maintain the confidentiality of information relating to the Customer, apply only to the Custodian, and only to the extent the Custodian receives the Confidential Information in connection with the services it provides under this Agreement; and

(ii) the Custodian and its affiliates may acquire Confidential Information relating to the Customer in connection with other services the Custodian and its affiliates offer and activities they perform (for the Customer or for third parties) that are not subject to this Agreement, and that any Confidential Information so acquired shall not be subject to Sections 9(a) or 9(b) of this Agreement.

(d) The parties hereto acknowledge and agree that this Section 9 shall survive the expiration or early termination of this Agreement until the second anniversary of the earliest to occur of such date.

10. THE CUSTODIAN’S SYSTEM/OWNERSHIP OF PROPERTY.

The Custodian shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters (whether or not a patent or copyright application has been filed or approved), concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by the Custodian in connection with the services provided by the Custodian to the Customer.

11. DISASTER RECOVERY.

The Custodian shall make commercially reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, the Custodian shall take commercially reasonable steps to minimize service interruptions. The Custodian shall have no liability with respect to the loss of data or service interruptions or any fees, expenses, losses or damages caused by, or suffered as a consequence of, equipment failure provided such loss or interruption is not caused by the Custodian’s own willful misconduct, bad faith, recklessness, fraud or gross negligence.

12. COOPERATION WITH ACCOUNTANTS. The Custodian shall reasonably cooperate with the Customer’s independent public accountants and shall use its reasonable efforts to make the requested information available to such accountants as reasonably requested by the Customer. Any reasonable costs incurred by the Custodian in complying with this Section 12 shall be paid by the Customer.

ARTICLE V: COMPENSATION

13. COMPENSATION.

As compensation for the services rendered by the Custodian under this Agreement, the Customer will pay to the Custodian a fee or fees as set forth in a separate Fee Schedule between the Customer and the Custodian, which may be amended from time to time. The Customer acknowledges that the Custodian may receive float benefits in connection with maintaining certain accounts required to provide services under this Agreement.

ARTICLE VI: INDEMNIFICATION AND LIABILITY

14. INDEMNIFICATION.

(a) The Customer agrees to indemnify, defend and hold harmless the Custodian and its affiliates, (including their respective officers, directors, agents, and employees (the “Indemnitees”) from all loss, liability or expense, including the reasonable fees and expenses of outside counsel) arising out of or in connection with:

(i) the Custodian’s execution and performance of this Agreement, except in the case of any Indemnitee to the extent that such loss, liability or expense is due to the gross negligence, bad faith, recklessness or willful misconduct of such Indemnitee, or

(ii) its following any Written Instruction or other notice, instruction, direction or request furnished to the Custodian, except to the extent that it’s following any Written Instruction or other notice, instruction, direction or request is expressly forbidden by this Agreement.

(b) The foregoing indemnities shall survive the resignation or removal of the Custodian or the termination of this Agreement.

(c) The Customer hereby grants the Custodian a lien on, right of set off against and security interest in the Property for the payment of any claim for indemnification, compensation, expenses and amounts due hereunder.

15. LIABILITY OF THE CUSTODIAN.

(a) The Custodian shall not be liable for any action taken or omitted by it pursuant to, or in connection with, this Agreement except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Custodian’s gross negligence, bad faith, recklessness, willful misconduct or negligent handling of funds was the direct cause of any loss to the Customer, and subject to the limitations set forth in Section 15(d) of this Agreement.

(b) Notwithstanding anything to the contrary in this Agreement, the Custodian shall be under no obligation to inquire into and shall not be liable for any damages, other liabilities or harm to any person or entity relating to:

(i)	the title, validity or genuineness of any Property;

(ii)	the legality or effectiveness of the purchase or delivery or transfer of any Property or the propriety of the price by which the same is acquired or sold;

(iii)	the due authority of any Authorized Person to act on behalf of the Customer with respect to the Property;

(iv)	the due authority of the Customer to purchase or hold any Property;

(v)	the accuracy or completeness of any data or information with respect to the Property which has been provided to the Custodian by the Manager or the Administrator of the Customer, the Customer or any third party at any time pursuant to this Agreement;

(vi)	the collectability, insurability, effectiveness, marketability or suitability of any Property;

(vii)	the legal content of the provisions of any documentation provided to the Custodian for custody with respect to the Property or the legal adequacy thereof or of any purported transfer thereof; or

(viii)	the accuracy of any representation regarding the Customer or the Customer’s investment made in any agreement or writing signed by the Custodian as custodian for the Customer.

(c) The Customer understands and accepts that:

(i)	the Bank relies solely on information provided by the managers or administrators of the Underlying Funds and does not independently verify or test such information. Prices of interests in Underlying Funds are provided by the Underlying Fund or third parties. Holdings for which prices are not readily available may be priced by the Manager. The Bank is not responsible for reviewing the reliability of prices or other information received from these sources. The Bank takes no responsibility, and shall have no responsibility, for the valuations given to the Customer’s holdings in Underlying Funds, and shall have no liability therefor.

(ii)	the Bank relies on statements of holdings in Underlying Funds as evidence of the existence of such holdings and has no duty to enquire beyond such statements. The Bank is not responsible for reviewing the reliability of the description or prices of these holdings. To the maximum extent permitted by law, the Bank expressly disclaims any liability to the Manager or any person for the accuracy, timeliness, completeness or availability of such information. Furthermore, the Bank shall not be liable to the Manager, the Customer or any other person for any loss resulting from reliance in whole or in part by the Manager, the Customer or any other person on such information.

(d) Notwithstanding anything in this Agreement to the contrary, the Custodian shall not be liable for losses, delays, failures, errors, interruptions, or loss of data occurring directly or indirectly by reason of circumstances beyond its control, including without limitation: acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party other than any sub-custodian. The Custodian is not responsible for any act or failure to act by any correspondent bank, Federal Reserve Bank, SWIFT, any global, national, regional or local automated clearing house, any global, national, regional or local check clearing house, or any other third party other than any sub-custodian or designee.

(e) Notwithstanding anything in this Agreement to the contrary:

(i) neither party hereto shall be liable for any consequential, special, punitive, or indirect losses or damages, including lost profits, whether or not the likelihood of such losses or damages was known by the Custodian or its affiliates; and

(ii) the Custodian’s cumulative liability to the Customer for losses, claims, suits, controversies, breaches, or damages arising out of or related to this Agreement, and regardless of the form of action or legal theory, shall not exceed the greater of $100,000 or the fees received by the Custodian for services provided hereunder during the twelve (12) months immediately prior to the date of such loss or damage; provided however, that the there shall be no limitation on liability of the Custodian for all losses, claims, suits, controversies, breaches, or damages resulting from the Custodian’s willful misconduct, fraud or negligent handling of funds.

(f) The Custodian shall not be liable for any expense, loss, claim or damage, including counsel fees and expenses, which the Customer or any of their officers, directors, employees, agents, affiliates or investors or any third party may suffer by reason of any error by, or inaccuracy of, any price or valuation received by the Custodian from any recognized pricing source, the Customer, or any person (including the Custodian or an affiliate of the Custodian) designated by the Customer or pursuant to Written Instructions to furnish such information, including any price or valuation resulting from any formula used to obtain such prices or valuations. The Custodian shall have no duty to inquire into the appropriateness or relative change of any price.

(g) Except with respect to a cause of action alleging fraudulent or willful misconduct, no party may assert a cause of action against the Custodian or any of its affiliates that allegedly occurred more than two (2) years immediately prior to the filing of the suit alleging such cause of action.

(h) Both parties hereto shall have a duty to reasonably mitigate damages for which the Custodian may become responsible under or related to this Agreement.

The provisions of this Section 15 shall survive termination of this Agreement.

ARTICLE VII: TERMINATION

16. DURATION AND TERMINATION.

(a) This Agreement shall continue until terminated by the Customer, or by the Custodian, on sixty (60) calendar days’ prior written notice to the other party or parties.

(b) The Custodian may terminate this Agreement at any time, upon prior written notice if the Custodian reasonably determines, in its sole discretion, that:

(i) the Customer is in material breach of any provision of or representation or warranty in this Agreement, and such breach remains uncured for fifteen (15) business days from the date written notice is provided to the Customer by the Custodian, and at the time the Agreement is terminated;

(ii) the Customer is deemed by a court of competent jurisdiction to have acted fraudulently, with gross negligence or with willful misconduct with respect to the Property;

(iii) the Customer has become bankrupt or insolvent, or a judicial or similar proceeding has been instituted seeking to declare the Customer bankrupt or insolvent and such proceeding has not been withdrawn within sixty (60) days of the initiation of such proceeding;

(iv) the Customer fails to receive an audit opinion, or receives an audit opinion with a “going concern” or similar significant qualification and in either case such opinion has not been withdrawn or altered within sixty (60) days of the rendering of such opinion; or

(v) in-house or outside counsel for the Custodian issues a written statement to Customer that continuation of this Agreement could cause the Custodian or any of its affiliates to be deemed to have acted illegally, or to incur civil or criminal liability.

(c) In the event this Agreement is terminated for any reason, the Custodian shall deliver the Customer’s cash, securities, and any other Property to a successor custodian chosen by the Customer, or if no successor has been identified, to a bank or trust company (including without limitation, the Custodian or an affiliate of the Custodian) of the Custodian’s choice and at the Customer’s expense. The Custodian shall in good faith cooperate with Customer and its successor custodian with respect to the timely transfer and handling of the transition in custodial services. However, the Custodian shall not be required to make any delivery or payment of assets upon termination of the Agreement (or otherwise) until full payment shall have been made to the Custodian of all of its fees, compensation, costs, and expenses (such expenses include, without limitation, expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor service provider, or to a bank or trust company pending appointment of such successor, and all trailing expenses incurred by the Custodian, and all such fees, compensation, costs, and expenses shall be reasonable). The Custodian shall have a security interest in and shall have a right of setoff against the Property as security for the payment of such fees, compensation, costs, and expenses.

(d) The Custodian also may, prior to making any delivery or payment of assets on termination (or otherwise), liquidate any Property (at the Customer’s expense and in the Custodian’s sole discretion) and use the proceeds of that liquidation to pay any or all amounts it is owed hereunder, upon ten (10) calendar days prior written notice to the Customer (unless the Customer pays all amounts owed to the Custodian prior to the end of that 10-day period).

(e) Sections 1, 9, 13, 14, 15 and 22 shall survive termination of this Agreement.

ARTICLE VIII: MISCELLANEOUS

17. NOTICES.

Notices shall be addressed (a) if to the Custodian at One American Lane, Floor 1, Greenwich, Connecticut, 06831 Attention: Hedge Fund Custody Manager; and (b) if to the Customer at 4265 San Felipe, Suite 800, Houston, Texas 77027. Attention: Mr. John Price, with a copy to K&L Gates LLP, State Street Financial Center, One Lincoln Street, Boston, MA 02111, Attention: George Zornada, Esq.; or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming electronic, hand, or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given when received by the party to whom the notice is directed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered. Any party may change the address listed in this Section 17 by written notice to each other party.

18. AMENDMENTS.

This Agreement, or any term hereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.

19. DELEGATION; ASSIGNMENT.

Subsequent to the execution of the Agreement, the Custodian may assign any or all of its rights and delegate any or all of its duties hereunder to any person or entity, including any affiliate of the Custodian; provided that such assignment shall not cause the Customer to be in violation of the 1940 Act and applicable rules of the 1940 Act, and provided further, that the Custodian shall remain primarily liable for the proper performance of custody services and compliance with requirements applicable to the maintenance of assets under the 1940 Act. The Customer may not assign this Agreement or any or all of its rights or obligations under the Agreement without obtaining the prior written consent of the Custodian.

20. COUNTERPARTS.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21. FURTHER ACTIONS.

Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

22. OTHER.

(a) ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between the parties with respect to the accounts set forth in Schedule D hereto, the references to which are incorporated herein by reference as if set forth in full, and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

(b) NO REPRESENTATIONS OR WARRANTIES. Except as expressly provided in this Agreement, the Custodian hereby disclaims all representations and warranties, express or implied, made to the Customer or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. The Custodian disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(c) NO CHANGES THAT MATERIALLY AFFECT OBLIGATIONS. Notwithstanding anything in this Agreement to the contrary, the Customer agrees not to adopt any policies which would adversely affect the obligations or responsibilities of the Custodian hereunder without the prior written approval of the Custodian, which approval shall not be unreasonably withheld.

(d) CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(e) GOVERNING LAW. This Agreement shall be deemed to be a contract made in New York and governed by the laws of the State of New York, without regard to principles of conflicts of law. The parties hereby agree to submit to the non-exclusive jurisdiction of any appropriate court located in New York City, New York, and to waive any objections based on venue or inconvenience of New York City as a forum for litigation. Each of the parties hereto hereby waives all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement.

(f) PARTIAL INVALIDITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(g) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(h) FACSIMILE SIGNATURES. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION (“CUSTODIAN”)

By:	/s/ Elliot Brown
Title:	Executive Director

THE ENDOWMENT MASTER FUND, L.P., (“CUSTOMER”)

By:	THE ENDOWMENT FUND GP, L.P., its General Partner,

	By:	/s/ John A. Blaisdell
	Title:	CO-CEO

SCHEDULE A

DESCRIPTION OF SERVICES.

The Custodian shall provide the following list of services to the Customer:

1. RECEIPTS AND DISBURSEMENT OF MONEY. The Custodian, acting upon Written Instructions, shall open and maintain separate accounts at an affiliate of the Custodian, such accounts being in the name of the Custodian as custodian for the Customer, using all cash received from or for the account of the Customer, subject to the terms of this Agreement, and any applicable deposit account agreement. The Custodian shall make cash payments from or for the Accounts of the Customer only upon Written Instructions.

Disbursements from the account shall be limited to 1) wires initiated and approved by the Customer or Administrator, pursuant to the wire process of the depository bank, and released by the Custodian pursuant to Written Instructions, and 2) disbursements by the Custodian pursuant to Paragraph 4(j) of this Schedule. The Customer and Administrator shall have on-line, view access to the accounts.

2. RECEIPT OF PROPERTY; SUB-CUSTODIANS.

(a) The Custodian shall hold all Property received by it for the Accounts in a separate account that physically segregates such securities from those of any other persons, firms or corporations, except for securities held in a Book-Entry System. The Customer shall indicate in its Written Instruction with respect to Interests, that the Property being delivered (such as a subscription agreement, limited partnership or limited liability company agreement or other document) represents Interests in a particular Underlying Fund. All such Property shall be held or disposed of only upon Written Instructions of the Customer pursuant to the terms of this Agreement. The Custodian shall have no power or authority to assign, hypothecate, pledge or otherwise dispose of any such Property, except upon the express terms of this Agreement or upon Written Instructions authorizing the transaction. Subject to Section 4(f), in no case may any member of the Manager and the Customer’s Board of Directors, or any officer, employee or agent of the Customer or Manager withdraw any securities with corresponding Written Instructions.

(b) At the Custodian’s own expense and for its own convenience, the Custodian may, subject to the terms of the Agreement, enter into sub-custodian agreements with other banks or trust companies to perform duties described in this Section 2 with respect to domestic assets; provided however, that all Property and other items shall at all times be held in the name of the Custodian for the benefit of the Customer. Any such arrangement will not be entered into without prior written notice to the Customer.

(c) In addition, the Custodian may, subject to the terms of the Agreement, enter into arrangements with sub-custodians with respect to services regarding foreign assets; provided however, that all Property and other items shall at all times be held in the name of the Custodian for the benefit of the Customer. Any such arrangement will not be entered into without prior written notice to the Customer.

(d) The Custodian shall remain responsible for the performance of all of its duties as described in this Agreement and shall hold the Customer harmless from its own acts or omissions, under the standards of care provided for herein, or the acts and omissions of any sub-custodian chosen by the Custodian under the terms of this Section 2.

3. SERVICES AND OBLIGATIONS WITH RESPECT TO INTERESTS.

(a) All Interests held for the Customer which are issued or issuable only in registered form may be registered in the name of the Customer, the Custodian, a sub-custodian, or any duly appointed nominee of the Customer, the Custodian, or sub-custodian.

(b) The Customer agrees to furnish to the Custodian appropriate instruments to enable the Custodian to hold or deliver in proper form for transfer, or to register in the name of its nominee or in the name of another appropriate entity, any Interests which it may hold for the Accounts and which may from time to time be in the name of the Customer.

(c) Upon Written Instructions from the Customer the Custodian may purchase, redeem or transfer Interests and execute subscription agreements.

(d) The Custodian shall have no duty to review the completeness or substance of documents related to any Interests and shall have no authority to act on such documents without Written Instructions, unless otherwise provided in this Agreement.

(e) The Custodian is authorized to receive account statements, confirmations, notices and other correspondence and documents from the Underlying Funds regarding the Interests intended for the Customer. Further, Custodian shall create an electronic mailbox on its servers to which correspondence and documents from the Underlying Funds may be directed. Custodian shall be responsible for checking the contents of such mailbox daily. The Custodian agrees to promptly forward to the Customer any and all of such items received.

(f) Without limiting the foregoing, the Customer agrees that with respect to each subscription for Interests in any Underlying Fund, a document substantially in the form of Exhibit 1 (as the Custodian may amend it from time to time) shall be attached to each subscription agreement by the Custodian or the Customer will provide to the general partner, manager, adviser, trustee or similar person or entity of the Underlying Fund) a form of such document.

4. TRANSACTIONS REQUIRING INSTRUCTIONS.

Upon receipt of Written Instructions and not otherwise, the Custodian shall:

(a) deliver any Property held for the Customer against the receipt of payment for the sale of such Property;

(b) execute and deliver to such Underlying Funds as may be designated in Written Instructions, (i) subscription agreements and similar documents (including the form of Addendum to Subscription Agreement attached as Exhibit 1) for the purposes of effectuating a purchase of, or subscription for, Interests on behalf of the Customer, and (ii) redemption requests, transfer requests or similar documents for the purpose of effectuating a redemption or transfer of Interests on behalf of the Customer.

(c) execute and deliver to such persons as may be designated in Written Instructions, proxies, consents, authorizations, and any other instruments whereby the authority of the Customer as owner of any Property may be exercised;

(d) deliver any Property to the issuer thereof, or its agent, when such Property is called, redeemed, retired or otherwise become payable at the option of the holder; provided that, in any such case, the cash or other consideration is to be delivered to the Custodian;

(e) deliver any Property held for the Customer against receipt of other Property or cash issued or paid in connection with the liquidation, reorganization, refinancing, tender offer, merger, consolidation or recapitalization of any corporation, or the exercise of any conversion privilege;

(f) deliver any Property held for the Customer to any protective committee, reorganization committee or other person in connection with the reorganization, refinancing, merger, consolidation, recapitalization or sale of assets of any corporation, and receive and hold under the terms of this Agreement such certificates of deposit, interim receipts or other instruments or documents as may be issued to it to evidence such delivery;

(g) make such transfer or exchanges of the Property of the Customer and take such other steps as shall be stated in Written Instructions to be for the purpose of effectuating a duly authorized plan of liquidation, reorganization, merger, consolidation or recapitalization of the Customer;

(h) release and deliver or exchange Property owned by the Customer in connection with any conversion of such securities or other Property, pursuant to their terms, into other securities or other Property;

(i) release and deliver Property owned by the Customer for the purpose of redeeming in kind shares or units of the Customer upon delivery thereof to the Custodian; and

(j) release and deliver or exchange Property owned by the Customer for other purposes.

The Custodian must also receive a certified resolution describing the nature of the corporate purpose and the name and address of the person(s) to whom delivery shall be made when such action is pursuant to Section 4(i).

(k) in connection with any grant of credit to the Customer by an affiliate of the Custodian, to borrow money against the grant of a security interest in, lien on, charge over or pledge of the Property, for which purpose, the Customer hereby expressly authorizes such grant and pledge by the Custodian on behalf of the Customer; provided that the Customer hereby also authorizes, directs and instructs the Custodian, as a standing instruction with respect to any such borrowing, that principal and interest charges on such borrowing shall be timely paid by the Custodian to the lender, upon demand, out of the Property as the lender may require, shall in no event be payable by the Custodian out of proprietary funds of the Custodian, and such obligation for payment from the Property shall constitute an obligation secured hereunder by the security interest, lien on, pledge of and right of set-off against the Property granted to the lending affiliate of Custodian by the Customer.

5. REGISTRATION OF SECURITIES.

All securities held for the Customer which are issued or issuable only in registered form, shall be held by the Custodian in registered form; all other securities held for the Customer may be registered in the name of the Customer, the Custodian, the Book-Entry System, or any duly appointed nominee of the Customer or Book-Entry System, as long as the status of the assets as being in custody is preserved. The Customer reserves the right to instruct the Custodian as to the method of registration and safekeeping of the securities of the Customer, subject to Custodian’s right to ensure that method preserves the status of the assets as being in the custody of the Custodian. The Customer agrees to furnish to the Custodian appropriate instruments to enable the Custodian to hold or deliver in proper form for transfer, or to register in the name of the Book-Entry System or in the name of another appropriate entity, any securities which it may hold for the Accounts and which may from time to time be registered in the name of the Customer.

6. TRANSACTIONS NOT REQUIRING INSTRUCTIONS.

In the absence of contrary Written Instructions, the Custodian is authorized to take the following actions:

(a) RECEIPT OF INCOME AND OTHER PAYMENTS.

(i) take all reasonable steps to receive for the account of the Customer, all income, dividends, distributions, coupons, option premiums, other payments and similar items, included or to be included in the Property, and, in addition, promptly advise the Customer of such receipt and credit such income, as collected, to the Customer’s custodian account;

(ii) receive and hold for the account of the Customer all Property received as a distribution on the Customer’s securities as a result of a stock dividend, share split-up or reorganization, recapitalization, readjustment or other rearrangement or distribution of rights or similar securities or Property issued with respect to any Property belonging to the Customer and held by the Custodian hereunder;

(iii) take any action which may be necessary and proper in connection with the receipt of such income and other payments.

(b) MISCELLANEOUS TRANSACTIONS.

(i) The Custodian is authorized to deliver or cause to be delivered Property against payment or other consideration or written receipt therefor in the following cases:

(a)	for examination by a broker or dealer selling for the account of the Customer in accordance with street delivery custom;

(b)	for the exchange of interim receipts or temporary securities for definitive securities; and

(c)	for transfer of Property into the name of the Customer or the Custodian or a sub-custodian or a nominee of one of the foregoing, or for exchange of securities for a different number of bonds, certificates, or other evidence, representing the same aggregate face amount or number of units bearing the same interest rate, maturity that, in any such case, the new Property is to be delivered to the Custodian.

(ii) unless and until the Custodian receives Written Instructions to the contrary, the Custodian shall:

(a)	pay all income items held by it which call for payment upon presentation and hold the cash received by it upon such payment for the account of the Customer;

(b)	collect interest and cash dividends received, with notice to the Customer, to the account of the Customer;

(c)	hold for the account of the Customer all stock dividends, rights and similar securities issued with respect to any Property held by the Custodian; and

(d)	execute as agent on behalf of the Customer all necessary ownership certificates required by the Internal Revenue Code or the Income Tax Regulations of the United States Treasury Department or under the laws of any state now or hereafter in effect, inserting the Customer’s name on such certificate as the owner of the Property covered thereby, to the extent it may lawfully do so.

7. PURCHASES OF PROPERTY.

The Custodian shall settle purchased securities upon receipt of Written Instructions that specify:

(a)	the name of the issuer and the title of the securities or other Property, including CUSIP number if applicable;

(b)	the number of shares or the principal amount or amount of Interests purchased and accrued interest, if any;

(c)	the date of purchase and settlement;

(d)	the purchase price per unit;

(e)	the total amount payable upon such purchase;

(f)	the name of the person from whom or the broker through whom the purchase was made. The Custodian shall upon receipt of Property purchased by or for the Customer shall release wires previously initiated by the Customer to pay out of the moneys held for the account of the Customer the total amount payable to the person from whom or the broker through whom the purchase was made, provided that the same conforms to the total amount payable as set forth in such Written Instructions.

8. SALES OF PROPERTY. The Custodian shall settle sold Property upon receipt of Written Instructions that specify:

(a)	the name of the issuer and the title of the security or other Property, including CUSIP number if applicable;

(b)	the number of shares or principal amount or amount of Interests sold, and accrued interest, if any;

(c)	the date of trade and settlement;

(d)	the sale price per unit;

(e)	the total amount payable to the Customer upon such sale;

(f)	the name of the broker through whom or the person to whom the sale was made;

(g)	the location to which the security must be delivered and delivery deadline, if any; and

The Custodian shall deliver the Property upon receipt of the total amount payable to the Customer upon such sale, provided that the total amount payable is the same as was set forth in the Written Instructions. Notwithstanding the other provisions thereof, the Custodian may accept payment in such form as shall be satisfactory to it, and may deliver Property and arrange for payment in accordance with the customs prevailing among dealers in securities. It is understood that the Custodian shall have no duty hereunder to solicit or request payment for any such sale.

9. REPORTS; PROXY MATERIALS.

(a) The Custodian shall furnish to the Customer the following reports:

(1) a monthly statement summarizing all transactions and entries for the account of the Customer, listing each portfolio security belonging to the Customer at the end of such month as indicated in the most recent final or estimated NAV statement received from each Underlying Fund and stating the balance as of the date of the report in any bank account opened in connection with this Agreement;

(2) monthly statements regarding any bank accounts opened in connection with this Agreement; and

(3) such other information as may be agreed upon from time to time between the Customer and the Custodian.

(b) Neither the Custodian nor its nominee shall vote any of the securities or other Property held pursuant to this Agreement by or for the account of the Customer, except in accordance with Written Instructions. The Custodian shall transmit promptly to the Customer any proxy statement, proxy material, notice of a call or conversion or similar communication received by it as custodian of the Property. The Custodian shall be under no other obligation to inform the Customer as to such actions or events. For clarification, upon termination of this Agreement the Custodian shall have no responsibility to transmit such material or to inform the Customer or any other person of such actions or events.

10. CREDITING OF ACCOUNTS.

If the Custodian in its sole discretion credits an Account with respect to (a) income, dividends, distributions, coupons, option premiums, other payments or similar items on a contractual payment date or otherwise in advance of the Custodian’s actual receipt of the amount due, (b) the proceeds of any sale or other disposition of assets on the contractual settlement date or otherwise in advance of the Custodian’s actual receipt of the amount due or (c) provisional crediting of any amounts due, and (i) the Custodian is subsequently unable to collect full and final payment for the amounts so credited within a reasonable time period using reasonable efforts or (ii) pursuant to standard industry practice, law or regulation the Custodian is required to repay to a third party such amounts so credited, or if any Property has been incorrectly credited, the Custodian shall have the absolute right in its sole discretion without demand to reverse any such credit or payment, to debit or deduct the amount of such credit or payment from the Account, and to otherwise pursue recovery of any such amounts so credited from the Customer. Nothing herein or otherwise shall require the Custodian to make any advances or to credit any amounts until the Custodian’s actual receipt thereof. The Customer hereby grants a first priority contractual possessory security interest in and a right of setoff against the assets maintained in an Account hereunder in the amount necessary to secure the return and payment to the Custodian of any advance or credit made by the Custodian (including charges related thereto) to such Account.

SCHEDULE B

Part I:

List of Authorized Persons of the Manager and Administrator for all purposes

Name, Organization and Title	Signature

John A. Blaisdell, Co-CEO	/s/ John A. Blaisdell

A. Haag Sherman, Co-CEO	/s/ A. Haag Sherman

Andrew B. Linbeck, Co-CEO	/s/ Andrew B. Linbeck

John E. Price, Treasurer	/s/ John E. Price

Jeremy L. Radcliffe	/s/ Jeremy L. Radcliffe

Adam Thomas, Secretary	/s/ Adam Thomas

Part II:

List of Authorized Persons of the Manager and Administrator solely for purposes of providing the approval of Customer for the payment of expenses and the transfers of funds to other accounts of the Customer.

Name, Organization and Title	Signature

Todd Frank	/s/ Todd Frank

Rob Chopyak	/s/ Rob Chopyak

Kevin Hover	/s/ Kevin Hover

Thomas Dusenberry	/s/ Thomas Dusenberry

John Montgomery	/s/ John Montgomery

Matthew Anderson	/s/ Matthew Anderson

The Custodian acknowledges and agrees that that those persons employed by the Administrator and listed in this Schedule B shall only be permitted to have access to information of the Customer for purposes of paying Customer-related expenses due and payable to the Custodian under this Agreement.

B-1

SCHEDULE C

USE OF JPMORGAN ACCESS

JPMorgan Access is accessible through open networks such as the internet. The Customer acknowledges that there are certain security, corruption, transmission error and access availability risks associated with using such networks, and the Customer hereby expressly assumes such risks. The Customer shall make its own independent assessment of the adequacy of the internet and of the security procedures made available by the Custodian. The Customer acknowledges and agrees that the selection and use by it of third party security and communications software and third party service providers is the sole responsibility of the Customer, and the Custodian disclaims all risks related thereto, notwithstanding that the Custodian may recommend certain security and/or communications software packages. All such software must be interoperable with the Custodian’s software. Each of the Customer and the Custodian shall be responsible for the proper functioning, maintenance and security of its own systems, services, software and other equipment.

Electronic Record Retention. The Custodian may retain its copy of any documents or items relating to the Customer’s accounts and Services (as defined below) in a form preserving an image of any such documents or items, including that of the Customer signature (whether electronic, digital, mechanical, magnetic or otherwise) as a regular business record and discard the original documents or items. The Customer waives any objection to the use of such records in lieu of their paper equivalents for any purpose and in any forum, venue or jurisdiction, including, without limitation, objections arising from the Custodian’s role or acquiescence in the destruction of the originals.

Electronic Instructions. The Custodian may honor any instructions received by telecopier (facsimile), computer, internet or other electronic transmissions if the Custodian reasonably believes such instructions to be genuine or if such instructions are received in accordance with any security procedures agreed upon by the Customer and the Custodian or in accordance with any other agreements the Custodian may have with the Customer regarding the acceptance of such instructions.

Software. Certain Services may require the Customer’s use of computer software programs (“Software”) to be provided by or through the Custodian, which are proprietary to the Custodian and/or third parties. The Customer’s use of any Software in conjunction with the Services shall constitute the Customer’s consent to any software license, whether in written or electronic form, or to other terms and conditions delivered or made available to the Customer or contained in any applicable agreements.

1. Service. The Custodian will provide to the Customer access to JPMorgan ACCESS (the “Service”), which is a browser-based platform that provides the Custodian’s customers with integrated access to their account information and the ability to conduct certain financial transactions from a single application. All transactions and information requests submitted using the Service must be input in such format as is specified by the Custodian and must be received prior to the Custodian’s deadlines. The Custodian reserves the right to modify the transactions available through JPMorgan ACCESS.

2. System Requirements. In order to communicate electronically with the Custodian whether via the Internet, or otherwise, to access information or effect transactions with respect to the Service, Customer shall utilize Software, including: security devices, which may include but shall not be limited to, authentication and/or encryption algorithms, identification codes, passwords, digital signatures and private keys (“Security Device(s)”) in conjunction with the Service. Software shall also include all released modifications or updates, or successor or substitute programs as may be provided by the Custodian in its discretion to Customer, recorded in any manner, and all whole or partial copies thereof in any form or medium (regardless of whether or not such copies are authorized hereunder). Furthermore, Customer shall be bound by any terms of supplemental license agreement, if any, applicable to Software.

Customer agrees to, at its sole expense: (a) procure and maintain all hardware, browsers, software and telecommunications equipment necessary to access the Service via the Internet, including any updates or upgrades required by the Custodian in order to continue using the Service, in accordance with the Custodian’s recommended system configuration; (b) provide the Custodian with all information reasonably necessary to setup or establish Service on Customer’s behalf, including but not limited to specifying the country(ies) other than the United States of America (which countries must be approved for accessing the Service via the Internet by the Custodian) in which any User will access the Service via the Internet and keep the Custodian informed of any changes in countries where Users might access the Service via the Internet; (c) advise each of its employees, officers, agents or other persons accessing any Service by or on behalf of Customer (“Users”) of his or her obligations hereunder or under any Service Material including but not limited to only using the Service via the Internet in the United States of America and in the countries approved for such use by the Custodian. Each of the Customer and the Custodian shall be responsible for the proper functioning, maintenance and security of its own systems, services, software and other equipment.

3. Security Procedures

The Service may be accessed by entering an appropriate user identification code and password (“Access Code”). Customer agrees to have the appropriate officers within its company review and sign the JPMorgan ACCESS - Client Setup Form, including the designation of at least two security administrators who shall have equal authority (each a “Security Administrator”) in the Security Administrator Designation Form, which is located in the JPMorgan ACCESS - Client Setup Form. The Security Administrators of Customer agree to perform the duties set forth herein, including identifying the individuals who are authorized to use the Service (“Authorized Users”). Each Security Administrator is also an authorized recipient on behalf of Customer of (1) all Security Devices and (2) all other notices, documents and correspondence from the Custodian, respecting the Service.

The Custodian shall deliver to Customer’s Security Administrators all documents and correspondence relating to Security Devices. The Security Administrator based upon such documents and correspondence will be required to create or alter certain Security Devices without disclosure to the Custodian. Customer’s issuance and dissemination of Security Devices to employees and other persons shall be under the exclusive control of Customer’s Security Administrators. The Customer acknowledges that the security procedures for the Service have been designed to place the issuance and dissemination of Access Codes to Authorized Users under the control of Security Administrators. The Security Administrators will have the capability and responsibility of identifying Authorized Users who are to receive Access Codes, disseminating and controlling such Access Codes and the applicable JPMorgan ACCESS user entitlements, and restricting an Authorized User’s access to certain Service functions or granting access to all functions in accordance with the Custodian’s standard procedures. In addition, if a Security Administrator is to obtain an Access Code to use the Service, other than in the capacity of a Security Administrator, he must obtain authorization for such Access Code via two Security Administrators not including himself. In the absence of a valid designation at any time, the Custodian may direct materials otherwise deliverable to a Security Administrator to any Authorized Individuals. Customer is aware that delivery of materials to a single individual poses a security risk to Customer and assumes all associated risks. Customer shall notify the Custodian of any change of a Security Administrator by submission of a new, duly executed, Security Administrator Designation Form.

Customer agrees that the two Security Administrators shall notify the Custodian, in the manner described above, of any change in user status (e.g. adding a user or changing a user) designated user names, telephone numbers or user functions using the applicable electronic forms function in the Service or by submitting a Security Administrator Designation Form for Additions, Modifications and Deletions in each case setting forth any changes. The Custodian may rely upon a current form until replaced or withdrawn by notice. Any change will be effective promptly following actual receipt and reasonable opportunity for the Custodian to act thereon. The Security Administrators shall provide to the Custodian, in writing or electronically upon the Custodian’s request, a list of persons having been issued passwords and IDs permitting use of Software.

4. Customer Obligations

Customer acknowledges that security administration is essential to the security of its data and that access to the Software and the Service be strictly limited by Customer solely to those authorized by Customer to use it. Customer agrees to follow all security procedures as provided by the Custodian. Although the Custodian shall use reasonable efforts to promptly inform Customer of a known breach of security affecting Customer, the Custodian assumes no duty to discover or report a possible breach of security, unauthorized disclosure or use of any Security Devices. The Custodian reserves the right to change or supplement unilaterally its Security Devices or related procedures as described in this Service Guide. In any such event, the Custodian shall endeavor to give Customer prior written or electronic notice of such changes.

Customer shall be solely responsible for the genuineness and accuracy, both as to content and form, of all instructions, messages and other communications properly received by the Custodian as contemplated hereby. The Custodian may conclusively presume that all business conducted using an Access Code emanates from an Authorized User and is conducted in the Customer’s name. The Custodian is authorized to honor, rely and act upon any and all information and instructions from Authorized Users, whether or not authorized, which are transmitted in accordance with the agreed upon security procedures. The Custodian shall have no obligation to act upon any instruction unless and until same is verified in accordance with such security procedures. The Service shall be used by Customer only after the appropriate Access Code(s) have been created by means of the Security Devices created by Customer’s Security Administrators. The Custodian may suspend a Security Devise at any time if the Custodian determines that the security or integrity of a Service is at risk. In connection with the foregoing, Customer’s Security Administrators shall assure that such password and keys are given to the designated user. Customer shall assure that Security Devices which are provided for a specific user are given to and used exclusively by that user for the security initialization process and, as required, to log into the Custodian’s electronic services. It is understood that the security procedures used by the parties are designed to verify the authenticity of, and not to detect errors in instructions.

5. Secure eMail. Customers using the Service will have access to a secured email client (the “e-mail Client”) for the transmission of electronic mail (“e-mail”) between the Customer and the Custodian (“e-mail Service”). The Customer shall use the Service solely for the Customer’s business use. Customer acknowledges that the e-mail Client is not intended for the transmission of instructions to transfer cash, securities or other assets. The Customer shall not transmit, and the Custodian shall have no obligation to act upon, any such instructions. The Customer acknowledges that in the event of the termination or suspension of the Service the Customer will be prohibited from accessing e-mails stored on the designated server.

6. Message Notification: The Customer may request the transmission of an electronic notification upon the occurrence of certain account-related transactions. Such notification may be sent to devices capable of receiving text messages sent by e-mail, such as alphanumeric pagers and cellular phones. The Customer is responsible for setting up and maintaining the accuracy of the messaging components and conditions which will trigger the transmission of the electronic notification, including but not limited to the e-mail address the Customer designates to receive the information, and the Custodian will have no liability in connection therewith. Any modification of such messaging components and conditions will be effective when the Custodian has received same and has had a reasonable opportunity to act upon it.

7. Warranties:

CUSTOMER REPRESENTS AND WARRANTS TO THE CUSTODIAN THAT: (A) CUSTOMER AND ITS USERS WILL ONLY USE THE SERVICE FOR LAWFUL PURPOSES AND IN ACCORDANCE WITH THE CUSTODIAN’S REASONABLE INSTRUCTIONS, RULES, POLICIES, SPECIFICATIONS, TERMS AND CONDITIONS, AND OPERATING PROCEDURES, AS WELL AS ALL ELECTRONIC FUNDS TRANSFER LAWS AND REGULATIONS AND INDUSTRY RULES, INCLUDING BUT NOT LIMITED TO THE OPERATING RULES AND GUIDELINES OF THE NATIONAL CLEARING HOUSE ASSOCIATION AND CARD ASSOCIATION RULES, IF APPLICABLE, AND WILL NOT VIOLATE ANY LAW OF ANY COUNTRY OR THE INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY; (B) CUSTOMER AND ITS USERS WILL NOT (I) PROVIDE, DISCLOSE, DIVULGE OR MAKE AVAILABLE TO, OR PERMIT USE OF THE SERVICE BY, ANY THIRD PARTY; WITHOUT THE CUSTODIAN’S PRIOR WRITTEN CONSENT OR AS EXPRESSLY AUTHORIZED HEREIN (II) ENGAGE IN SPAMMING, MAILBOMBING, SPOOFING OR ANY OTHER FRAUDULENT, ILLEGAL OR UNAUTHORIZED USE OF THE SERVICE; (III) INTRODUCE OR TRANSMIT, WITHOUT LIMITATION, THROUGH THE SERVICE, OR OTHERWISE, “JUNK MAIL”, “CHAIN LETTERS” ANY VIRUS, WORM, OR OTHER DESTRUCTIVE ELEMENT; (IV) REMOVE, OBSCURE OR ALTER ANY COPYRIGHT NOTICE, TRADEMARKS OR OTHER PROPRIETARY RIGHTS NOTICES AFFIXED TO OR CONTAINED WITHIN THE SERVICE.

CUSTOMER FURTHER REPRESENTS AND WARRANTS TO THE CUSTODIAN THAT CUSTOMER HAS ACCURATELY DESIGNATED IN WRITING TO THE CUSTODIAN THE GEOGRAPHIC LOCATION OF ITS USERS AND SHALL PROVIDE ANY UPDATES OR CHANGES TO SUCH INFORMATION TO THE CUSTODIAN. WITH RESPECT TO THE OBLIGATIONS

OF CUSTOMER UNDER THIS SECTION, CUSTOMER SHALL BE RESPONSIBLE FOR, AND SHALL INDEMNIFY, DEFEND AND HOLD THE CUSTODIAN HARMLESS FROM AND AGAINST, ANY AND ALL CLAIMS, DAMAGES, COSTS, DEMANDS, EXPENSES, LIABILITIES AND LOSSES, INCLUDING REASONABLE LEGAL FEES AND EXPENSES AND ANY AND ALL FINES AND PENALTIES, ARISING FROM THE (1) USE OF THE SERVICE OR (2) ACCESS OF THE SERVICE BY CUSTOMER OR ITS USERS IN GEOGRAPHIC LOCATIONS OTHER THAN THOSE DESIGNATED BY CUSTOMER IN WRITING TO THE CUSTODIAN. SHOULD CUSTOMER RECEIVE NOTICE OF ANY CLAIM REGARDING THE SERVICE, CUSTOMER SHALL PROMPTLY PROVIDE THE CUSTODIAN WITH A WRITTEN NOTICE OF SUCH CLAIM.

8. Proprietary Rights. All intellectual property rights in or relating to the Service, including any trademarks, service marks, logos, and trade names used in conjunction with the Services hereunder are the property of the Custodian or its licensors and are protected by applicable copyright, patent, trademark and other intellectual property law. Except as provided herein, the Customer shall not reproduce, transmit, sell, display, distribute, establish any hyperlink to, provide access to, modify, or commercially exploit in whole or in part any part of the Service, without the prior written consent of the Custodian.

U.S. DOLLAR FUNDS TRANSFER

1. Credits of Incoming Wire Transfers. Deposits may be made to the Customer’s account by means of transfers of funds from other accounts at the Bank, other financial institutions or other parties. All funds received for credit to the Customer’s accounts will be credited in the same type of funds that the Custodian receives unless the Custodian notifies the Customer to the contrary. The Custodian reserves the right to refuse or to limit any such credit. Advices of incoming payment orders will be delivered to the Customer by mail or by such other method as may be agreed upon by the Customer and the Custodian, unless the Customer requests the Custodian not to deliver such advices.

2. Issuance of Payment Orders; Cut-Off Times. The Customer may issue payment orders against its accounts with the Custodian by telephone, tested telex or electronically, as specified in the relevant Implementation Forms, subject to the Custodian’s acceptance. The Customer authorizes the Custodian to comply with all such payment orders. The Custodian will debit the Customer’s account for the amount of each payment order accepted by the Custodian. No restrictions upon the acceptance of payment orders by the Custodian or upon the accounts which the Custodian may debit will be binding unless agreed to in an Implementation Form or otherwise agreed in writing by the Custodian.

Payment orders and other instructions will be received and processed only on the Custodian’s U.S. dollar funds transfer business days (“Banking Days”) and within its established cut-off hours (which may vary depending upon the initiation method). Depending upon the initiation method, payment orders and other instructions received after the Custodian’s established cut-off time for such method will either be (a) accepted and processed by the Custodian on the following Banking Day, although the Custodian will use reasonable efforts to process on the same day, or (b) ineffective, in which case they will have to be re-initiated by the Customer.

3. Execution of Payment Orders. The Custodian will determine the order in which it processes payment orders. In executing payment orders, the Custodian may use the payment and communication systems in which the Custodian participates, such as CHIPS, Fedwire and S.W.I.F.T. and the Custodian may override instructions of the Customer regarding use of a payment system if the Custodian deems it appropriate to route such payment order through an alternate equivalent system. Unless otherwise arranged, the Customer will be responsible for identifying the routing (i.e., intermediary and beneficiary banks) of all funds transfers.

In accepting a payment order issued in the Customer’s name, the Custodian may rely upon the identifying number (such as Fedwire routing number or account number) of the beneficiary, the beneficiary’s bank or any intermediary bank, as instructed. Also, the beneficiary’s bank in the payment order may make payment on the basis of the identifying number even though it identifies a person different from the named beneficiary. Accordingly, the Customer will be responsible for the consequences of any inconsistency between the name and identifying number, as instructed, of any party in such a payment order.

If the Customer’s payment order bears the codeword “PRIORITY” in such field as the Custodian specifies, the Custodian will use reasonable efforts to move such payment order to the front of the Custodian’s processing queue.

4. Security Procedures. All payment orders issued in the Customer’s name are subject to verification by the Custodian pursuant to the security procedures specified in the Implementation Form(s) completed and signed by the Customer, or in the Service Guides covering access products used by the Customer.

The Custodian will deliver test key materials, authentication software and other authentication devices, user IDs, passwords, reference numbers, authorization codes, keys and other security procedure materials (“Security Materials”) by a mutually agreed upon method to a person designated to receive same on the relevant Implementation Form or to a Security Administrator designated on a form supplied by the Custodian. The Custodian will not accept payment orders using the Security Materials until such Security Materials have been received and acknowledged. It is the Customer’s responsibility to treat the Security Materials with extreme care and to assure that the same are available only to authorized individuals. It is understood that the security procedures agreed upon by the Custodian and the Customer are designed to verify the authenticity, and not the correctness, of payment orders and communications requesting amendment or cancellation of payment orders.

5. Settlement of Funds Transfers; Authorized Account. The Implementation Forms may designate one or more demand deposit accounts at the Custodian or an affiliate bank approved by the Custodian, which will be used for wire transfer transactions initiated by the Customer. The Customer authorizes the Custodian to debit such account(s), or if no account is designated, any account maintained by the Customer at the Custodian, in connection with such transactions.

6. Legality. The Customer will promptly procure and maintain in effect any and all licenses, permits or the like required by the governmental or regulatory authorities of any country to which funds transfers or other transactions are directed. The Customer hereby represents and warrants to the Custodian that no payment order will be for a purpose prohibited by the laws or regulations of the United States or the country of any other party to the transaction, or in violation of United States trade, currency control, foreign asset control or other regulation or governmental order applicable at the date thereof.

The Custodian will not execute payment orders or effect any other transaction hereunder where the beneficiary or other payee is a person or entity with whom the Custodian is prohibited to do business by law or regulation or in any case where compliance would, in the Custodian’s judgment, conflict with applicable law or good banking practice.

7. Amendments, Cancellations and Recalls of Payment Orders; Debit Authorizations. The Customer authorizes the Custodian to (a) accept and act upon requests for amendment, cancellation and recall of funds transfers or (b) debit a Customer account upon receiving authorization to do so.

(i) Any request for funds transfer amendment, cancellation or recall and any debit authorization must be given by one of the following methods: (A) tested telex, (B) authenticated S.W.I.F.T. message, (C) telephone at the telephone number designated from time to time by the Custodian for that purpose, or (D) computer, internet or other electronic platform approved by the Custodian for that purpose.

(ii) Concurrently with any request given by telephone, the Customer must transmit a faxed request signed by an authorized signatory on the designated Customer account with the Custodian.

(iii) In the case of amendment requests given by telephone, the Custodian will place a callback to an authorized signatory on the designated Customer account with the Custodian other than the issuer of the amendment request.

Communications requesting amendment or cancellation of payment orders must be received at a time affording the Custodian a reasonable opportunity to act prior to the Custodian’s execution of the payment order.

If the Customer uses the Custodian’s future advising Service, S.W.I.F.T. same day amendment and cancellation Service, or Multibank Payment Service, the provisions relating to amendment and cancellation in the Service Guides for such Services will prevail over this Section 8 to the extent of any inconsistencies.

8. Notification Request. Upon the Customer’s request given by S.W.I.F.T message in such manner as the Custodian specifies, electronic notification of the occurrence of account-related activity will be delivered to any party designated by the Customer to receive such notification. Electronic notification may be sent to devices capable of receiving text messages sent by e-mail, such as alphanumeric pagers and cellular phones.

9. Conflict. In the event of any conflict between these terms and any Funds Transfer Implementation Form, the Funds Transfer Implementation Form will control.

EXHIBIT 1

Addendum to Subscription Agreement

for Investment by

[Fund of Funds]

in

[Hedge Fund]

JPMorgan Chase Bank, National Association (“JPM”) is executing the subscription agreement to which this Addendum is attached by executing this Addendum. This Addendum confirms JPM will act as custodian for [Fund of Funds] (“Investor”), in connection with its investment in [name of Underlying Fund] (“Fund”).

JPM is acting solely as custodian in connection with the Investor’s investment in the Fund and holding of Interests. JPM does not exercise any investment responsibility or authority for the Investor, and can act in connection with the assets of the Investor only at the direction of the Investor, and only through authorized representatives of the Investor. JPM receives a fee to provide its services as custodian, but has no economic interest in the Fund.

Please be advised that:

(i) JPM is not the owner of, has no beneficial ownership interest in, and has no liability for the payment for any obligations or liabilities relating to the Interests;

(ii) JPM will not be and is not liable to you, the Fund, the Fund’s investors or any other person or entity for any damages, costs, liabilities or expenses arising out of the investment by Investor in the Fund, or in connection with the Interests;

(iii) JPM has not made, is not responsible for, and in no way confirms, guarantees or supports any representations, warranties, covenants or similar assertions (collectively, “Representations”) made by Investor to the Fund or any other person or entity in connection with Investor’s investment in the Fund and purchase or purchases of Interests (including without limitation all Representations in any Subscription Agreement). Representations in any Subscription Agreement are made by the Investor;

(iv) Notwithstanding anything else to the contrary, JPM will not be deemed to have received any Distribution or other asset of the Investor until that Distribution or other asset has in fact been received by JPM at the address and in the manner directed above; and

(v) Without limiting any of the foregoing, JPM makes no representations to the Fund or any other person or entity regarding the Investor’s qualifications to invest in the Fund, the Investor’s status under any anti-money laundering or similar statutes, the Investor’s financial status or condition, or any other information relating to the Investor. Representations regarding such matters in any subscription agreement or similar document are representations of the Investor. In this regard, other parts of JPM, and affiliates of JPM, may have business or other relationships with the Investor, and may have confidential or public knowledge about the Investor. JPM has no obligation to provide any such information to the Fund or any person or entity related to the Fund.

JPMorgan Chase Bank, National Association

By:
[Name]
[Title]

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EXHIBIT 2

INVESTMENT NOTIFICATION

Fax Investment Notification to:

JPMorgan Chase Bank, N.A.

(203) 413 2655

Type: _____________________ (New Investment, Add-On)

Fund Name:
Wire Amount:
Settlement Date:

Fund Contact:
Phone #:
Fax #:
Address:
Email:

Fund Wiring Instructions:

Additional Comments:

Redemption:

Fund Name:
Redemption Amount/# of shares to be Redeemed:
Settlement Date:
Fund Contact:
Phone #:

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INVESTMENT NOTIFICATION

(continued)

SWITCH

FROM:

Fund Name:
Fund Contact:
Phone #:
Amount:
Settlement Date:
Share Class Switch:
Currency:

TO:
Fund Name:
Fund Contact:
Phone #:
Amount:
Settlement Date:
Share Class Switch:
Currency:

Fund Wiring Instructions: (If Applicable)

Additional Comments:

SIGNATURES OF TWO AUTHORIZED PERSONS:

Date: ____________________________

Date: ____________________________

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EXHIBIT 3

JPMorgan Hedge Fund Services

(Fund of Hedge Fund Custody Operations/Fund of Hedge Fund Administration)

Address [as per contract with Fund of Hedge Funds]

Re:	Investments in Self Administered Underlying Funds

Ladies and Gentlemen:

JPMorgan Hedge Fund Services (“JPMorgan”) has requested a letter of attestation concerning the investment by [                            ] (the “Fund”) in underlying funds and/or portfolios, including without limitation managed accounts (together “Underlying Funds”).

Accordingly, each of the undersigned hereby represents, certifies, acknowledges and agrees as follows:

1. All investments made by the Fund into Underlying Funds during the period [fiscal year beginning - fiscal year ended         ] have been instructed and duly authorized by the Manager, acting in a manner which is consistent with the Fund’s prospectus, constitutional documents, policies and procedures in accordance with the terms of the investment management agreement between the Manager and the Fund, dated [            ].

2. The Underlying Funds are, administered and custodied/brokered independently of the Manager, its affiliates, subsidiaries and any party in common control with the Manager.

3. The investments in Underlying Funds shall not result in a breach of any duty owed to any owners of an equity or other interest in the Fund or any other person, whether imposed by law, contract or otherwise.

4. The Fund is not relying on any advice or representation from JPMorgan or its affiliates in connection with the decision to make any investment in an Underlying Fund.

5. It is understood and accepted that JPMorgan relies solely on information provided by the managers or administrators of the Underlying Funds and has not independently verified or tested such information. Prices of interests in Underlying Funds are provided by the Underlying Fund or third parties. Holdings for which prices are not readily available may be priced by the Fund’s Manager. JPMorgan is not responsible for reviewing the reliability of prices or other information received from these sources. JPMorgan takes and shall have no responsibility for the valuations given to the Fund’s holdings in Underlying Funds, and shall have no liability therefor.

6. In preparing statements of account showing positions held by the Fund, JPMorgan has relied solely on information provided by the managers or administrators of Underlying funds and has not independently verified or tested such information. JPMorgan relies on statements of holdings in Underlying Funds as evidence of the existence of such holdings and has no duty to enquire beyond such statements. JPMorgan is not responsible for reviewing the reliability of the description or prices of these holdings. To the maximum extent permitted by law, JPMorgan expressly disclaims any liability to the Manager or any person for the accuracy, timeliness, completeness or availability of such information. Furthermore, JPMorgan shall not be liable to the Manager, the Fund or any other person for any loss resulting from reliance in whole or in part by the Manager, the Fund or any other person on such information.

Sincerely,

[Investment Manager]

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By
Name:
Title:

E2-4

SCHEDULE D

DESCRIPTION OF ACCOUNTS

Cash Accounts:

JPMorgan Chase Bank, NA as Custodian for The Endowment Master Fund, L.P. pledgee Deutsche Bank, Account No. 771051034.

JPMorgan Chase Bank, NA as Custodian for The Endowment Master Fund, L.P., Account No. 771051042

Securities Accounts:

The Endowment Master Fund, L.P. pledgee Deutsche Bank

The Endowment Master Fund, L.P.

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